Exhibit 10.17

“English Translation”

MANAGEMENT AGREEMENT

BETWEEN:	LES SERVICES DE GESTION HEARING CARE OF AMERICA (SGHCA) INC., a duly incorporated corporation established for a private interest, having its head office at 2770 Chemin du Lac, Longueuil, Quebec, J4N 1B8, herein represented by Mr. Steve Forget, duly authorized as he so declares,

(Hereinafter referred to as the “Manager”);

AND:	COUSINEAU, DOUCET, PARENT, FORGET, AUDIOPROTHÉSISTES, s.e.n.c., a general partnership, having its head office at 44 Côte du Palais, Quebec City, Province of Quebec, G1R 4H8, herein represented by Mr. Martin Cousineau, duly authorized as he so declares,

(Hereinafter referred to as “CDPF”

WHEREAS CDPF is a firm of hearing aid acousticians;

WHEREAS in connection with the practice of its profession, CDPF requires management expertise from time to time;

WHEREAS the Manager has renowned management expertise;

WHEREAS the Manager is prepared to provide CDPF, upon CDPF’s request and according to its instructions, with the management expertise that CDPF requires in order to carry on its professional activities;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	PREAMBLE

1.1	The preamble shall form an integral part of this Agreement and shall guide the interpretation hereof.

2.	OBJECT

2.1	Subject to the provisions of section 4 hereinafter, the Manager, upon the request and according to the instructions of CDPF, shall provide to CDPF all the management expertise that CDPF requires for the practice of its profession, to the specific exclusion of any professional acts required by law to be performed solely by hearing aid acousticians.

3.	DILIGENCE

3.1	The Manager undertakes to provide its management services to CDPF in a diligent and competent manner and in good faith whenever the Manager’s management services are required by CDPF.

4.	MANAGER’S TASKS

4.1	For greater certainty and without limiting the generality of the foregoing, the Manager shall perform, upon CDPF’s request and according to its instructions, the following tasks for CDPF:

4.1.1	the keeping of CDPF’s accounting books and records in accordance with generally accepted accounting standards, including the preparation of CDPF’s financial statements;

4.1.2	the hiring, laying off and dismissal of and setting of working conditions for CDPF’s non-professional, clerical, support, administrative or other employees;

4.1.3	the remuneration of non-professional, clerical, support, administrative or other employees;

4.1.4	the issuance and collection of CDPF’s cheques and other commercial instruments, with the exception of those issued in the name of the Manager;

4.1.5	the collection of CDPF’s receivables and the payment of its accounts;

4.1.6	the administration of day-to-day relations with CDPF’s suppliers, to the exclusion of the making of any contracts;

4.1.7	any other day-to-day acts of management required for the sound management of CDPF.

5.	PROHIBITION

5.1	It is expressly agreed between the parties that the Manager and its employees, agents and/or representatives shall not be entitled, in any manner, to present themselves as CDPF’s representatives in connection with any acts other than those described herein, nor may the Manager in any manner commence or continue any legal proceeding concerning CDPF, appear in its name, take up its defence or effect any settlement of any dispute involving CDPF.

6.	REPORT

6.1	The Manager undertakes to provide CDPF with a report in writing on its management within thirty (30) days after the end of each month during which the Manager rendered management services to CDPF. The said report shall be in such form as CDPF may require from time to time. The Manager shall also be required, upon simple written or verbal request by CDPF, to furnish any supporting vouchers that CDPF may require, such as deposit slips, cheques, invoices, etc.

7.	OWNERSHIP

7.1	All reports or documentation that relate to the management of CDPF shall remain CDPF’s property at all times. The Manager undertakes to remit forthwith all such reports and documentation that may be in its possession or in the possession of its employees, agents or representatives, upon simple written or verbal request by CDPF.

8.	CONFIDENTIALITY

8.1	The Manager shall ensure that the Manager and all its employees, agents and/or representatives keep confidential and refrain from disclosing or using, in any manner whatsoever, for their own benefit or the benefit of third parties, any information or documentation concerning CDPF of which they may acquire knowledge in the course of performing their duties hereunder or by virtue of having access to CDPF’s premises and documents, and in particular, but without limiting the generality of the foregoing, any information or documentation having to do with CDPF’s clients or their files.

9.	CONSIDERATION

9.1	In consideration of the management services provided by the Manager to CDPF from time to time, CDPF shall pay the Manager the fees set forth in the attached schedule. The said amount shall be payable by CDPF to the Manager on the tenth day following the date of the invoice sent by the Manager to CDPF.

9.2	Interest at the prime rate of the Manager’s banker plus five percent (5%) per annum shall be added to any amount unpaid when due by CDPF.

9.3	All applicable taxes including more specifically, but not limited to, the goods and services tax and the Quebec sales tax shall be added to the amount due by CDPF to the Manager hereunder.

10.	TERM

10.1	This Agreement is made for a term of three (3) years from the execution hereof and shall be renewable automatically for an additional period of one year unless one of the parties prefers not to renew the said Agreement. A party wishing to prevent the Agreement from being renewed automatically shall send the other party, at least thirty (30) days in advance of the renewal date, a written notice stating that it does not intend to renew the Agreement.

11.	TERMINATION

11.1	This Agreement shall be terminated automatically within thirty (30) days after CDPF sends the Manager a notice stating that it is in default or has refused or failed to comply with any of the provisions contained herein, in the event that such default, refusal or failure continues after the aforementioned period.

12.	END OF AGREEMENT

12.1	This Agreement shall also terminate forthwith, without any prior notice being required, upon the occurrence of any of the following events:

12.1.1	if one of the parties makes an assignment for the benefit of its creditors;

12.1.2	if a receiver, trustee or other similar official is appointed to administer the property of one of the parties;

12.1.3	if a petition in bankruptcy or a petition for reorganization pursuant to any legislation is made by or against one of the parties hereto;

12.1.4	if one of the parties commits any other act of bankruptcy or if a winding-up order is issued by a competent court;

12.1.5	if one of the parties becomes insolvent;

12.1.6	if CDPF fails to make payment to the Manager of any sum owed as specified herein;

12.1.7	in the event of fraud, theft or misrepresentation by the Manager.

13.	MISCELLANEOUS

13.1	Election of Domicile

13.1.1	For purposes of this Agreement, the parties elect domicile in the judicial district of Quebec for all legal purposes and jurisdiction of the courts.

13.2	Amendment

13.2.1	No amendment may be made to this Agreement except by written instrument signed by all parties.

13.3	Notices

13.3.1	All notices hereunder must be given in writing.

13.3.2	Any notice shall be validly given if delivered in person, sent by registered mail or faxed to the intended recipient at the address first stated above.

13.3.3	Any notice given in the manner aforesaid shall be deemed to have been received at the time of delivery if delivered in person, on the third business day following the mailing date if mailed, or on the business day following the transmission date if faxed.

13.3.4	Each party may notify the other, in the manner aforesaid, of any change of address for purposes of the giving of notices.

13.4	No Waiver

13.4.1	The failure or delay by a party hereto to enforce a right, remedy or prerogative hereunder shall not entail a waiver of such right, remedy or prerogative, nor shall a party that failed to fully exercise a right, remedy or prerogative be prevented from exercising such right, remedy or prerogative, in whole or in part, at any future time.

13.5	Entire Agreement

13.5.1	This Agreement sets forth the entire agreement between the parties and no representations are made or warranties given other than those contained herein.

13.6	Partial Invalidity

13.6.1	Any decision of a court that may find any of the provisions of this Agreement to be null or unenforceable shall not affect the other provisions of this Agreement or the validity or enforceability of such provisions.

13.7	Assigns

13.7.1	Subject to the provisions hereof, this Agreement shall be binding on the successors and assigns and on the heirs, executors and administrators of CDPF.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED AT Montreal, ON DECEMBER 1, 2000

THE MANAGER:

LES SERVICES D’APPROVISIONNEMENT HEARING CARE OF AMERICA INC.

By:
Steve Forget

CDPF:

COUSINEAU, DOUCET, PARENT, FORGET, AUDIOPROTHÉSISTES, s.e.n.c.

By:
Martin Cousineau

SCHEDULE

FEES

(Section 9.1)

The Manager and CDPF agree that the Manager’s administrative workload is directly related to the number of product units for each clinic operated by CDPF. Consequently, the management fees are set in accordance with the following table. The fees may be changed from time to time so as to take into consideration, without limiting the generality of the foregoing, any changes in manufacturers’ suggested retail prices, wages paid to clerical staff, taxes and other similar increases. It is agreed that all base charges (wages and other costs) will be charged back to CDPF at the Manager’s cost.

Subject to the foregoing, the fee table in effect as of December 1, 2000 is as follows:

1.	Minimum fee per clinic: $300 per month per clinic, for up to 12 prostheses sold during the month.

2.	Additional fee per clinic for every prosthesis sold in a given month over and above the 12 prostheses referred to in the previous paragraph, in the amount of $25 for each such additional prosthesis starting from the thirteenth prosthesis.